CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-64872 on Form N-1A of our reports dated December 18, 2025, relating to the financial statements and financial highlights of Global Real Estate Fund and Real Estate Fund, each a series of American Century Capital Portfolios, Inc., appearing in Form N-CSR of American Century Capital Portfolios, Inc. for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 26, 2026